Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-132152 and 333-132800 on Form S-8 and Registration Statement No. 333-141742 on Form S-3 of our report dated March 2, 2009, relating to the financial statements of Mariner Energy, Inc., and the effectiveness of Mariner Energy Inc’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Mariner Energy, Inc. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Houston, Texas
March 2, 2009